Exhibit 10.87

MARKETING AGREEMENT
BETWEEN
WESTPORT AND CLEAN ENERGY

This Agreement (“Agreement”) is a non-transferable Marketing Agreement effective as of June 28, 2013 (“Effective Date”) by and among Clean Energy, a California corporation located at 4675 MacArthur Court, Suite 800, Newport Beach, California 92660 (“CE”), Westport Power Inc., a British Columbia company located at Suite 101, 1750 West 75th Avenue, Vancouver, British Columbia, Canada V6P 6G2 (“Westport Power”), and Westport Fuel Systems Inc., a Delaware company located at Suite 101, 1750 West 75th Avenue, Vancouver, British Columbia, Canada V6P 6G2 (“Westport Fuel” and, together with Westport Power, “Westport”).  CE, Westport Power and Westport Fuel are sometimes referred to in this Agreement individually as a “Party” or jointly as “Parties”.

Whereas, Westport is a leading global supplier of proprietary solutions that allow engines to operate on clean-burning fuels such as compressed natural gas (“CNG”);

Whereas, CE is the largest provider of natural gas fuel for transportation in North America and a global leader in the expanding natural gas vehicle fueling market. CE has operations in CNG and liquefied natural gas vehicle fueling and construction and operation of natural gas fueling stations;

Whereas, on or before the Effective Date, CE and certain affiliates of Westport consummated a Stock Purchase Agreement (“Stock Purchase Agreement”) wherein an affiliate of Westport acquired from CE all of the stock of BAF Technologies, Inc. (“BAF”), a Kentucky corporation that provides natural gas vehicle systems and conversions for light and medium duty vehicles (collectively “BAF Products”);

Whereas, CE and Westport desire to cooperate to encourage sales of all BAF Products offered as of the Effective Date and any new natural gas vehicle systems and conversions for light and medium duty vehicles offered by Westport during the Term (collectively, the “Products”).  The Parties also desire to collaborate with respect to, among other things, developing strategies for natural gas and natural gas vehicle sales, exchange of market intelligence, coordinated promotional activity at CE stations and co-marketing of Westport and CE brands; and

Whereas, entry into this Agreement was a substantial consideration for CE and the affiliates of Westport entering the above-referenced Stock Purchase Agreement.

Now therefore, in consideration of the mutual promises, covenants, and agreements herein contained, the sufficiency of which is hereby agreed to by the Parties, the Parties hereto agree as follows:

ARTICLE 1
TERM OF AGREEMENT

1.1                               The term (“Term”) of this Agreement shall commence on the Effective Date and end on the two (2) year anniversary of the Effective Date, unless earlier terminated according to the provisions of Article 2.

ARTICLE 2
TERMINATION

2.1                               Either Party shall have the right to terminate this Agreement upon a material breach of this Agreement by the other Party; provided, that such terminating Party shall have provided thirty (30) days’ written notice of such intent to terminate and the other Party shall have thirty (30) days from the receipt of such notice to cure the alleged breach and to notify the non-breaching Party in writing that cure has been effected.  If the breach is not cured within the thirty (30) day period, the non-breaching Party shall have the right to terminate this Agreement without further notice, provided, however, that where it is not commercially reasonable to fully effect a cure of such breach within the thirty (30) day period set forth above, the Party in breach shall not be deemed to be in default of this Agreement and subject to termination for cause where it commences implementation of the cure within such thirty (30) day period and thereafter proceeds diligently to cure the breach.

2.2                               Upon expiration or termination of this Agreement, each Party shall return all materials received from the other Party in connection with this Agreement, except for non-confidential literature or other publicly available materials.

ARTICLE 3
UNDERTAKINGS OF CE AND WESTPORT

3.1                               CE shall use commercially reasonable efforts to promote sales of the Products.  Such efforts shall include, but not be limited to, the following activities:

(a)                                 coordinating meetings or sales calls between CE, Westport and customers;

(b)                                 exchanging market intelligence;

(c)                                  where appropriate, coordinating promotional activities for the Products at CE owned and operated CNG fueling stations (collectively, “CE Fueling Stations”), including featuring the Products at CE Fueling Station openings and other customer events;

(d)                                 where appropriate, facilitating the co-branding of the Westport and CE brands;

(e)                                  attending trade shows and sharing promotional booths;

(f)                                   educating customers about CE Fueling Station locations through press releases, customer case studies, speaking engagements, webinars, and other similar activities;

(g)                                  where appropriate, providing advertising space for the Products at current and future CE Fueling Stations;

(h)                                 where appropriate, engaging in joint-advertising in any medium;

(i)                                     encouraging field sales personnel to demonstrate the Products;

(j)                                    where appropriate, permitting Westport to advertise at conferences, tradeshows, associations or similar gatherings sponsored by CE;

(k)                                 assisting Westport in maintaining and developing existing customers of BAF as of the Effective Date, including, but not limited to, AT&T Services, Inc.; and

(l)                                     continuing government lobbying efforts in support of the natural gas vehicle industry and periodically providing Westport with (i) copies of regularly prepared reports or other communications and (ii) updates on material developments in respect of such lobbying efforts and related activities.

In addition to the foregoing, CE will offer vehicle financing for the Products to customers who meet CE’s credit standards, which shall be determined in CE’s sole judgment.

3.2                               CE’s sales force shall promote BAF and Westport as a preferred partner for light duty and medium duty vehicle conversions and use commercially reasonable efforts to promote the Products.

3.3                               To the extent CE purchases vehicles that are included within the Product offerings during the Term, CE shall purchase at least fifty percent (50%) of such vehicles from Westport; provided, that Westport sells the Product(s) to CE at a price that is equal to the lowest price offered by Westport for such Product(s) to any other purchaser.

3.4                               CE shall issue credits to Westport for 750,000 GGEs (defined below) of CNG (“CNG Credits”), which may be used at any public access CE Fueling Station in the United States through which CE retails CNG.  Westport shall provide the CNG Credits to potential customers to incentivize them to purchase the Products.  The CNG Credits (i) must be distributed by Westport to customers on or before December 31, 2014, (ii) to the extent unused, will expire on December 31, 2015, (iii) shall not be subject to minimum denominations, and (iv) shall not be limited in method of distribution. A “GGE” means a gasoline gallon equivalent equal to 5.66 pounds of CNG or such other number or units of measure as may now or in the future be prescribed by the federal government of the United States.

3.5                               For the avoidance of doubt, the Parties to this Agreement expressly represent and understand that neither Party hereto is authorized to independently sell, license or otherwise distribute any product or service of the other Party, or use, reproduce or display the name, logo, product, and/or service of the other Party (jointly or individually) without the express, prior written approval of the other Party, such approval to be given or withheld in the absolute discretion of the approving Party.

3.6                               Westport shall (i) provide CE with (a) current promotional information and/or literature for the Products and (b) training and/or other information necessary to properly describe the Products, and (ii) promote CE as  a preferred CNG fuel provider.

3.7                               CE and Westport shall, during the Term of this Agreement and subject to the terms and conditions of this Agreement:

(a)                                 develop an operating committee (the “Operating Committee”), consisting of (i) two (2) designees of CE, including at least (w) one (1) Executive Officer of CE and (x) one (1) Senior Marketing Officer (as defined below) of CE and (ii) two (2) designees of Westport, including at least (y) one (1) Executive Officer of Westport and (z) one (1) Senior Marketing Officer of Westport.  The Operating Committee shall create a sales and marketing strategy with defined roles, responsibilities and obligations.  The Operating Committee shall conduct quarterly meetings to review prior sales and marketing efforts/results and to prepare and plan for future sales and marketing efforts; and

(b)                                 assign an executive liaison responsible for the overall success of the joint marketing efforts.  The executive liaison, along with at least two members of the Operating Committee from each entity, shall comprise the steering committee (the “Steering Committee”), which shall meet on a quarterly basis to review performance hereunder and discuss issues relating to the relationship between the parties.

For purposes of this Agreement, “Senior Marketing Officer” shall mean any individual holding the title of Vice President in charge of marketing or fulfilling a similar or more senior marketing role within the designated organization.

For purposes of this Agreement, “Executive Officer” shall mean any individual holding the title of Vice President within the designated organization.

3.8                               CE will maintain a product line manager for BAF Products to serve as a single point of contact for CE’s sales teams as well as a primary interface to Westport.

3.9                               Neither CE, nor Westport shall:

(a)                                 represent itself as being empowered to enter into contracts or incur any obligation or liability on behalf of the other Party, or purport to do so; or

(b)                                 assign or otherwise transfer any rights or obligations under this Agreement in whole or part without the other Party’s written consent.

3.10                        Each Party is solely liable for its own costs of performance of this Agreement and not entitled to reimbursement of costs by the other Party.

ARTICLE 4
INDEMNIFICATION

4.1                               CE hereby agrees to indemnify and hold Westport and its officers, directors, employees and agents harmless from and against any claims, judgments, demands, loss, costs or liabilities, including reasonable attorneys’ fees, arising out of: (i) the infringement of any trademark, service mark, copyright, trade secret or other intellectual property right by CE; (ii) the breach of this Agreement by CE; and (iii) negligence or willful misconduct by CE.

4.2                               Westport hereby agrees to indemnify and hold CE and its officers, directors, employees and agents harmless from and against any claims, judgments, demands, loss, costs or liabilities, including reasonable attorneys’ fees, arising out of: (i) the infringement of any trademark, service mark, copyright, trade secret or other intellectual property right by Westport; (ii) the use or performance of or defects of any nature in the Products; (iii) the breach of this Agreement by Westport; and (iv) negligence or willful misconduct by Westport.

4.3                               Neither Party shall have any liability to the other Party for special, consequential, or incidental damages, except however in connection with a claim made against either party by a third party, provided that such claim arises out of or results from a claim within the scope of the indemnity obligation of CE or Westport, as applicable, under this Agreement.

ARTICLE 5
CONFIDENTIALITY

5.1                               The Parties shall abide by the terms of the Mutual Non-Disclosure Agreement by and among Westport Power Inc., a British Columbia company, Westport Fuel Systems Inc., a Delaware company and CE, dated as of April 1, 2013, and attached hereto as Exhibit A.

ARTICLE 6
ENTIRE AGREEMENT

6.1                               Westport and CE agree that:

(a)                                 this Agreement and the Stock Purchase Agreement constitute the entire agreement between CE and Westport and shall supersede and override all prior discussions and agreements regarding the subject matter hereof between the Parties, their employees and agents;

(b)                                 no modification or amendment to this Agreement shall have any effect unless made in writing and signed by an authorized officer of CE and an authorized officer of Westport;

(c)                                  any express waiver or failure to exercise promptly any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement;

(d)                                 if any term or provision of this Agreement is found to be invalid under any applicable statute or rule of law, then that provision notwithstanding, this Agreement shall remain in full force and effect and such provision shall be deleted; and

(e)                                  the Parties are and shall be independent contractors to one another and nothing herein shall be deemed to cause this Agreement to create any agency, partnership or joint venture between the Parties.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Parties or any employee, contractor or agent of the Parties.  In addition, no debts or obligations shall be incurred by either Party in the other Party’s name or on its behalf, and neither Party shall be responsible for the debts and obligations of the other Party.

6.2                               Miscellaneous Provisions.  All rights, powers and privileges conferred hereunder shall be cumulative and in addition to or not to the exclusion of those provided by law or equity.  Time is of the essence with respect to the terms and conditions of this Agreement. Facsimile and other electronic signatures shall be deemed original signatures and shall have the same force and effect as originals.  This Agreement may be executed in multiple counterparts, each of which shall constitute part of a single agreement.   If any action at law or equity is commenced concerning this Agreement or to enforce its terms, the prevailing Party in such matter shall be entitled to the payment of reasonable attorneys’ fees and costs as determined by the Court, in addition to any other relief which may be awarded to that Party.

6.3                               Notices.  Notices pertaining to this Agreement shall be in writing and shall be transmitted either by personal delivery, e-mail, facsimile, or by overnight delivery carrier and shall be deemed to be delivered up receipt.  The addresses set forth below shall be the addresses used for notice purposes, unless written notice of a change of address is given:

CE:	Clean Energy
4675 MacArthur Court
Suite 800
Newport Beach, California 92660
Attn: Andrew J. Littlefair, President and Chief Executive Officer
Fax: (949) 724-1361
With a copy to the same address, Attn.: J. Nathan Jensen, Vice President and General Counsel

WESTPORT:	Westport Innovations Inc.
Suite 101, 1750 West 75th Avenue
Vancouver, BC Canada V6P 6G2
Attn: Corporate Counsel
Fax: (604) 718-2001

6.4                               Governing Law.  This Agreement shall be subject to and construed in accordance with the laws of the State of New York.

6.5                               Survival.  The provisions of Article 4, Article 5 and Section 6.1 and Section 6.3 hereof shall survive the termination or expiration of this Agreement.

[Signature Page(s) to Follow.]

IN WITNESS WHEREOF, both Parties have caused this Agreement to be executed by their duly authorized representatives who personally warrant their authority to so act of this date first written above.

Westport Power Inc.

Signed:	/s/ David Demers
David Demers
Chief Executive Officer

Date: June 28, 2013

Westport Fuel Systems Inc.

Signed:	/s/ David Demers
David Demers
Chief Executive Officer

Date: June 28, 2013

Clean Energy

Signed:	/s/ Richard R. Wheeler
Richard R. Wheeler
Chief Financial Officer

Date: June 28, 2013

EXHIBIT A

Mutual Non-Disclosure Agreement

(See Attached.)